Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS $50.8 MILLION IN SECOND QUARTER

2013 REVENUE; 75% INCREASE FROM SECOND QUARTER OF 2012

– U.S. Revenues of $25.1 million, up from $4.2 million in Second Quarter of 2012;

Reflects Strong Initial Commercialization of HVAD® Pump in U.S. –

– Conference call today at 8:00 a.m. U.S. E.T. –

Framingham, Mass. and Sydney, Australia, August 8, 2013 - HeartWare International, Inc. (NASDAQ: HTWR - ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $50.8 million for the second quarter ended June 30, 2013, a 75% increase compared to $29.1 million in revenue for the same period of 2012.

“Our results for the second quarter reflect positive initial trends in the commercial launch of the HeartWare® Ventricular Assist System in the U.S., following approval from the Food and Drug Administration (FDA) late last year, as well as continued strong support from our international customers,” said Doug Godshall, President and Chief Executive Officer. “During the second quarter, 523 HVAD® pumps were sold globally, an increase from 318 units in the second quarter of 2012 and more than our previous high quarterly total of 482 units in the first quarter of 2013.”

During the second quarter of 2013, U.S. revenue, which reflects the Company’s second full quarter of U.S. commercialization, was $25.1 million, an increase of approximately 500% from $4.2 million in the second quarter of 2012. Revenue from international markets, generated through the sale of 288 units, was $25.7 million, an increase of approximately 4% from $24.9 million in the second quarter of 2012.

“With more than 200 customers around the world, including 120 outside of the U.S., at the end of the second quarter, it continues to be quite gratifying to see such strong interest from new hospital centers thus far in our commercial launch,” added Mr. Godshall. “Our team has been focused on facilitating the training of additional U.S. hospitals as part of the continued commercial launch, and with 33 new sites trained between FDA approval and the end of the second quarter, we finished the first half of 2013 with 83 customers in the U.S.”

For the six months ended June 30, 2013, revenues increased approximately 81% to $100.1 million, compared to $55.4 million in the first six months of 2012.

Currency fluctuations had a less than 1% favorable impact on revenue growth for both the three and six months ended June 30, 2013 compared to the same period in 2012.

Total operating expenses for the second quarter of 2013 were $41.4 million, as compared to $34.2 million in the second quarter of 2012.

Research and development expense was $24.2 million for the second quarter of 2013, as compared to $20.0 million in the same period of 2012. Development costs are primarily attributable to clinical trial costs and research and development costs related to advancing HeartWare’s pipeline technologies, including the MVAD® platform, PAL™ controller and a fully-implantable system, as well as other early research initiatives.

Selling, general and administrative expenses were $17.2 million in the second quarter of 2013, compared to $14.2 million in the second quarter of 2012. The increase in selling, general and administrative expenses reflects expansion of sales and marketing activities, particularly in the U.S., an overall increase in corporate infrastructure to support the Company’s significant growth, and implementation of the 2.3% excise tax on the U.S. sales of certain medical devices which became effective January 1, 2013.

Net loss for the second quarter of 2013 was $12.9 million, or a $0.79 loss per basic and diluted share, compared to a $22.8 million net loss, or a loss of $1.61 per basic and diluted share, in the second quarter of 2012. For the six months ended June 30, 2013, the Company recorded a net loss of $25.9 million, or a $1.66 loss per basic and diluted share, compared to a $41.6 million net loss, or a loss of $2.94 per basic and diluted share, in the first six months of 2012.

At June 30, 2013, the Company had $222.4 million of cash, cash equivalents and investments, reflecting a net cash decrease from the end of the first quarter 2013 of approximately $6.5 million.

HeartWare will host a conference call on Thursday, August 8, 2013 at 8:00 a.m., U.S. Eastern Daylight Time to discuss the Company’s financial results, highlights from the second quarter and business outlook. The call may be accessed by dialing 1-877-941-2321 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9666.

A live webcast of the call will also be available in the Investor section at the Company’s website (http://ir.heartware.com/). A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 35 international countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the commercial launch of the HeartWare® Ventricular Assist System in the U.S., continued support from international customers, progress of clinical trials and post-approval studies, regulatory status, research and development activities and commercialization strategies. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue, net	$50,836	$29,053	$100,075	$55,398
Cost of revenue	18,866	12,665	37,646	23,493

Gross profit	31,970	16,388	62,429	31,905
Operating expenses:
Selling, general and administrative	17,217	14,204	33,704	26,920
Research and development	24,188	20,005	46,330	40,012

Total operating expenses	41,405	34,209	80,034	66,932
Loss from operations	(9,435)	(17,821)	(17,605)	(35,027)
Other expense, net	(3,499)	(4,961)	(8,288)	(6,600)

Net loss	$(12,934)	$(22,782)	$(25,893)	$(41,627)

Net loss per common share — basic and diluted	$(0.79)	$(1.61)	$(1.66)	$(2.94)

Weighted average shares outstanding — basic and diluted	16,370	14,157	15,619	14,139

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$190,024	$85,921
Short-term investments	31,148	16,887
Accounts receivable, net	33,596	25,225
Inventories, net	36,926	38,443
Prepaid expenses and other current assets	7,031	5,925

Total current assets	298,725	172,401
Property, plant and equipment, net	18,103	19,380
Other assets, net	16,093	14,718

Total assets	$332,921	$206,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,836	$12,024
Other accrued liabilities	19,386	22,020

Total current liabilities	30,222	34,044
Convertible senior notes, net	103,618	100,315
Other long-term liabilities	3,889	3,929
Stockholders’ equity	195,192	68,211

Total liabilities and stockholders’ equity	$332,921	$206,499

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